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                                                                     EXHIBIT 1.7


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement"), dated as of May 4, 1998, is made and entered into by and between CSI COMPUTER SPECIALISTS INC., a Delaware corporation (the "Purchaser"), and INTERSCIENCE COMPUTER CORPORATION, a California corporation (the "Seller").

                                    RECITALS:

        WHEREAS, Seller is engaged in the business of, among other things, servicing and maintaining laser printers (and the sale of consumable products in connection therewith) through maintenance contracts with its customers (the "Business") including the service and maintenance of high speed laser printers manufactured by Siemens Nixdorf Printing Systems (the "Siemens Laser Printer Maintenance Business"); and

        WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of the assets of Seller relating to the operation of the Siemens Laser Printer Maintenance Business and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to Seller's Siemens Laser Printer Maintenance Business, all on the terms set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE OF ASSETS AND CLOSING
        1.1 Assets.

                1.1.1 Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, all of Seller's right, title and interest in, to and under the following Assets of Seller which were used by Seller in connection with the Siemens Laser Printer Maintenance Business as the same shall exist on the Closing Date (collectively, the "Assets"):

                        1.1.1.1 Business Contracts With Customers. Certain
                                purchase orders, computer maintenance or service agreements and other contracts listed on attached Schedule 1.1.1.1 hereto which are utilized in or part and parcel of the conduct of the Siemens Laser Printer Maintenance Business (the "Business Contracts"). Seller represents that these Business Contracts are



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                                transferable by Seller; in lieu of language to
                                that effect in the Business Contracts. Seller will provide consents signed by its customers agreeing to this transfer.

                        1.1.1.2 Books and Records. Copies of all Books and
                                Records used or held for use relating to the Assets, including copies of all maintenance and other technical manuals used in connection with the Siemens Laser Printer Maintenance Business and the Business Contracts (the "Business Books and Records").

                        1.1.1.3 Other Assets and Properties. All other Assets
                                and Properties of Seller (and its assignment estate) listed on attached Schedule 1.1.1.3
                                (the "Other Assets") and used or held for use in connection with the Siemens Laser Printer Maintenance Business except the Excluded Assets (as defined in Section 1.1.2).

                1.1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, except for those assets explicitly set forth in section 1.1.1. above, all other assets are excluded from said sale including any inventory used to service said accounts.

                        1.1.2.1 Accounts Receivable. All accounts receivable and
                                the proceeds thereof, as of closing date, representing revenues and proceeds of sales made, completed and delivered by Seller prior to closing including without limitation, all payments, notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales or otherwise occurring in the conduct of the Siemens Laser Printer Maintenance Business and any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable").

                        1.1.2.2 Inventory and Other Parts. Inventory or other
                                parts manufactured by Seller or used by Seller in connection with the Siemens Laser Printer Maintenance Business, including all finished goods, raw materials, replacement parts, consumable products and manufacturing supplies (the "Inventory") located at sites and at the storage unit in Maryland will be negotiated by separate agreement.


        1.2 Liabilities.

                1.2.1 Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay



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                        perform and discharge when due the following obligations
                        of Seller arising in connection with the operation of the Siemens Laser Printer Maintenance Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others.

                        1.2.1.1 Obligations Under Contracts and Licenses. With
                                respect to the Siemens Laser Printer Maintenance Business, those obligations of Seller under the Business Contracts listed in attached Schedule 1.1.1.1, hereto to be performed as those Business Contracts are modified and assumed, to the satisfaction of Purchaser in Purchaser's sole and complete discretion, on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date.

        1.3 Purchase Price; and Allocation.

                1.3.1 The purchase price for the Business Contracts (collectively "the Purchase Price"), shall be as follows: $10,000.00 in Cash at closing.

                1.3.2 Payment of Sales, Use and Transfer Taxes. Purchaser shall pay all sales, use, transfer, and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement.

                1.3.3 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Business Contracts to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Business Contracts and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws or other comparable corporate charter document of Purchaser or constitute (with or without notice or lapse of time or both) a default under, require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which Purchaser is a party.


                                   ARTICLE II

                                  MISCELLANEOUS
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        2.1     Notices. All notices, requests and other communications
                hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                      If to Purchaser, to:
                      CSI, Computer Specialists Inc.
                      904 Wind River Lane
                      Suite 100
                      Gaithersburg, MD 20878
                      Facsimile No.:
                      Attn:  Mr. Bill Pershin


                      If to Seller, to:
                      Interscience Computer Corporation
                      5236 Colodny Drive
                      Suite 100
                      Agoura Hills, CA 91301
                      Facsimile No.: (818) 707-1627
                      Attn:  Mr.  Walter Kornbluh

        All such notices, requests and other communications will (I) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (II) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (III) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        2.2 Entire Agreement. This Agreement and the Business Contracts supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        2.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                       INTERSCIENCE COMPUTER CORPORATION
                                       a California corporation, Seller

                                       By:____________________________________
                                       Name:
                                       Title:




                                       CSI, COMPUTER SPECIALISTS INC.,
                                       a Delaware corporation, Purchaser

                                       By:____________________________________
                                       Name:
                                       Title: